Matheu letter April 25, 2006                                          Item 99.2

                                 John P. Matheu
                               215 Long Hill Drive
                          Short Hills, New Jersey 07078
                      Tel: 973.376.4285 - Fax: 973.376.2367
                            Email: monoclonal@aol.com





April 25,2006


Peter Katevatis, Esq. PC Chairman and
CEO Mediscience Technology Corp.
1235 Folkestone Way, P.O. Box 598
Cherry Hill, New Jersey 08003

Dear Peter:

I am  responding to your  memorandum  of April 18,2005  relative to my filing of
Form 5 in accordance with SEC guidelines. As you are well aware, I was delinquent in filing Form 5. There is no question about that. The fact that I received little, if any assistance from your office should be noted. When, for example I asked on April 14 via email for the password to go with the CIK since the previous one had expired your response was "Your problem your responsibility." Following the SEC suspension of my first submission on April 18th I was successful in having the subsequent submission accepted, which incidentally, was also on the 18th. A copy was provided to CFO Frank Benick per your request.

Peter, whatever is alleged in your memorandum obviously represents a transparent effort to have the Alfanix agreement approved by the Board by stacking the Board in your favor to break the deadlock. I have no intention of resigning from the Board, nor do I believe your allegations require me to do so. However, I do have a solution that could break the 3 to 3 deadlock as well as bring the Board membership into compliance with the By-Laws. As you know the By-Laws of the Company state The Board shall consist of no more than 15 and no less than 7 members. Currently, the Board is short one member. There are three individuals you've listed as Board members in various SEC filings, press releases as well as other documents who, in fact, are not Board members according to the Company's By Laws nor have they agreed to join the Board, as far as I know. I propose you recommend to the Board the names of these individuals as candidates for membership. We, the Board, will then select and vote for one or two, or all three for membership. This process can be completed in a matter of one week followed immediately by a meeting of the Board

Finally, I assure you that I have no intention of resigning from Mediscience's Board having served honorably for more than 10 years - always in keeping with the best interest of the Company. I stand on my record.


Respectfully,

John Matheu



cc:
April 25tn JM letter to PK
Notice of Special Telephonic Board Meeting